Exhibit 10.39

August 31, 2007

Mr. David Belle-Isle

257 Eagle Trace Drive

Half Moon Bay, CA

Dear David:

We are pleased to extend you an offer to join Rackspace Managed Hosting as the Senior Vice President of Human Resources with a start date of Monday, October 1, 2007. Please note that the following offer is made contingent on your passing the Company’s pre-employment screening process, which includes a criminal background check, education verification and employment reference check.

We are offering you a bi-weekly salary of $9,615, which is $250,000 annualized. In addition, you will participate in the corporate EVA bonus plan with a personal, annualized target bonus percentage of 40% of your base salary. Also, you will be granted a total of 75,000 stock options in our parent corporation, Macro Holding, Inc., with an exercise price equal to the fair market value as determined by the Board of Directors. The stock options will vest over four years and will be issued pursuant to the Macro Holding, Inc. 2005 Non-Qualified Stock Option Plan and our standard form of Stock Option Agreement. We will enter a severance agreement with you that provides a severance payment in the amount of $250,000 if you are terminated without cause within 12 months of your initial start date.

The Company also offers an excellent benefits package including medical, dental, disability, life insurance and 401(k). You are eligible to begin your participation in our benefits on your hire date.

The contents of this letter do not form an employment contract or alter your at-will employment status. All Company personnel are at-will employees. This means that either the Company or the employee may terminate the employment relationship at any time, for any reason or no reason. Only the Chief Executive Officer or President may enter into any agreement to the contrary, whether verbal or written, with any employee. If such Chief Executive Officer or President should choose to enter into an agreement to the contrary, it must be a written agreement signed by one of such officers to be valid.

Again, we are pleased to represent Lanham Napier in offering you the opportunity to join Rackspace Managed Hosting.

Sincerely,

Rackspace Employee Services

I accept the offer to join Rackspace Managed Hosting as Senior Vice President of Human Resources and agree to the terms outlined above.

/s/ David Belle-Isle	10/01/2007
Signature	Date

THE MANAGED HOSTING SPECIALIST™	9725 Datapoint Drive, Suite 100 | San Antonio, TX 78229 PH: 210.447.4000 | FX: 210.447.4400 | www.rackspace.com